                                                                   EXHIBIT 10.23


                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of May 30, 1998 by and among NATIONSRENT, INC., a Delaware corporation ("Nations"); THE
J. KELLY CO., INC., a Michigan corporation ("Company"); James E. Kelly and Virginia M. Kelly who together constitute all of the shareholders of the Company (collectively, the "Shareholder"). Certain other capitalized terms used herein are defined in Article XI and throughout this Agreement.

                                    RECITALS

      The Shareholder owns the capital stock of and operates a construction equipment rental business in Michigan (the "Business"). The parties have determined that it is in their respective best interests for Nations to acquire all of the issued and outstanding shares (the "Shares") of common stock, $1.00 par value, of the Company (the "Company Common Stock") which are held by the Shareholder upon the terms and subject to the conditions set forth in this Agreement.

                               TERMS OF AGREEMENT

      In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

                                PURCHASE AND SALE

      1.1 THE ACQUISITION. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Shareholder will sell, assign, transfer, convey and deliver to Nations and Nations shall purchase, acquire and accept from the Shareholder, the Shares, free and clear of any liens (the "Acquisition").

      1.2 CONSIDERATION.

          (a) As consideration for the Shares, Nations shall, upon the terms and subject to the conditions of this Agreement, remit to Shareholder (the "Purchase Price"): (i) at the Closing (as hereinafter defined), Four Million Five Hundred Thousand Dollars ($4,500,000.00) (the "Closing Payment") in immediately available funds net of: (A) Indebtedness (as defined in Section 3.10) of the Company; (B) the cash surrender value of the Life Insurance Policy listed on
Schedule 5.9(b); (C) Officer and Shareholder loans; and (D) expenses of the transactions contemplated hereby incurred by the Shareholder including but not limited to accounting and legal expenses; (ii) at the Closing, a Promissory Note from Nations in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,0000.00) the form of which is provided as Exhibit A attached hereto (the "Promissory Note"); and (iii) during the three year period after the Closing Date (the "Earn-Out Period"), fifteen (15%) of the net earnings before interest payments, income taxes and corporate charges determined in accordance with GAAP, consistently applied by NationsRent for operations located in Michigan which are managed by Company Management or James E. Kelly (the "Earn-Out Amount"), provided, however, in no event shall the aggregate Earn-Out Amount payable hereunder be less than $500,000 (the "Minimum Earn-Out Amount") or more than $1,500,000. The Promissory Note shall be subject to the set off rights, and upon conversion, hold back rights described in Section 8.3.

          (b) The Earn-Out Amount shall be calculated annually but shall be aggregated during the Earn-Out Period. By way of illustration a loss in year one shall be aggregated with income earned in years two and three to determine the aggregate Earn-Out Amount. The Minimum Earn-Out Amount shall be paid to Shareholder in three installments after each of the first three anniversaries of the Closing Date (the "Minimum Earn-Out Payment Dates"). One third of the Minimum Earn-Out Amount or $166,666,66 shall be paid to Shareholder on each Minimum Earn-Out Payment Date. All remaining amounts due shall be paid as soon as practicable after the calculation of the Earn-Out Amount and after the third Earn-Out Payment Date. The calculation of the Earn-Out Amounts shall be provided in writing to Shareholder. The Earn-Out Amount shall be paid after the third Earn-Out Payment Date and ten (10) days from the date of such notice unless Shareholder provides written notice to Nations that Shareholder is contesting the calculation of the Earn-Out Amount setting forth in detail the amounts contested. If no written objection is received by Shareholder during the ten-day period, then such Earn-Out Amount shall be final and binding on the parties hereto. In the event Shareholder gives written notice of any objection to the calculation of the Earn-Out Amount, Nations and Shareholder shall use all reasonable efforts to resolve the dispute within thirty (30) days following receipt by Nations of written notice from Shareholder. If the parties are unable to reach an agreement within such thirty (30) day period, the matter shall be submitted to a mutually agreed upon certified public accounting firm for determination which shall be final and binding upon the Parties hereto. Nations and Shareholder shall contribute equally to all costs (including fees and expenses charged by the selected firm of certified public accountants) in connection with the resolution of any such dispute.

      1.3 THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the Acquisition (the "Closing") shall take place as promptly as practicable (and in any event within five (5) business days) after satisfaction or waiver of the conditions set forth in Articles VI and VII, at the offices of Company's counsel, Kemp, Klein, Umphrey & Endelman, Troy, Michigan, or such other time and place as the parties may otherwise agree (the "Closing Date").

      1.4 PROCEDURE AT THE CLOSING. At the Closing, the Shareholder shall deliver to Nations certificates representing the Shares duly endorsed for transfer, and Nations shall pay the Purchase Price to Shareholder in accordance with Section 1.2. In addition, at the Closing the Company and the Shareholder shall deliver to Nations the documents, certificates, opinions, consents and letters required by Article VI, and Nations shall deliver to the Company and the Shareholder the documents and certificates required by Article VII.

      1.5 ACCOUNTING TREATMENT. The parties hereto acknowledge and agree that the transactions contemplated hereby are intended to be treated as a purchase by Nations for accounting purposes.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                   OF NATIONS

      As a material inducement to the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Nations makes the following representations and warranties:

      2.1 CORPORATE STATUS. Nations is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      2.2 CORPORATE POWER AND AUTHORITY. Nations has the corporate power and authority to execute and deliver this Agreement, Promissory Note, Shareholder Employment Agreement, Company Management Employment Agreement, Registration Rights Agreement and the Leases (as such terms are hereinafter defined) (collectively, the "Transaction Documents") to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Nations has taken all action necessary to authorize the execution and delivery of the Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

      2.3 ENFORCEABILITY. Each of the Transaction Documents have been duly executed and delivered by Nations and each Transaction Document constitute (or will constitute) a legal, valid and binding obligation of Nations, enforceable against Nations in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

      2.4 FINANCIAL STATEMENTS. Nations has delivered to the Shareholder the financial statements for the Company for the period ending December 31, 1997, prepared by the Company. Such financial statements fairly present the financial position of Nations as of the dates indicated.

      2.5 NO VIOLATION. The execution and delivery of the Transaction Documents by Nations, the performance by Nations of its obligations hereunder and the consummation by Nations of the transactions contemplated by the Transaction Documents will not (i) contravene any provision of the certificate of incorporation or bylaws of Nations, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Nations, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Nations, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of Nations assets, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

      2.6 NO COMMISSIONS. Nations has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                               AND THE SHAREHOLDER

      As a material inducement to Nations to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Shareholder, jointly and severally, make the following representations and warranties to Nations:

      3.1 CORPORATE STATUS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. The Company is legally qualified to do business as a foreign corporation in each state where the nature of its properties and the conduct of its business requires such qualification.

      3.2 POWER AND AUTHORITY. The Company has the power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company has taken all action necessary to authorize the execution and delivery of the Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The Shareholder has the requisite competence, power and authority to execute and deliver the Transaction Documents, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

      3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered and the Transaction Documents at Closing will be duly executed and delivered by each of the Company, the Shareholder, and the Company Management, as the case may be, and each Transaction Document constitutes (or will constitute) the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

      3.4 CAPITALIZATION.

          (a) Schedule 3.4(a) sets forth, with respect to the Company, (i) the number of authorized shares of each class of its capital stock, and (ii) the number of issued and outstanding shares of each class of its capital stock. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation (other than the Company's Profit Sharing Plan) or other similar rights with respect to the Company. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

          (b) Schedule 3.4(b) sets forth, with respect to the Company, the name, address and federal taxpayer identification number of, and the number of outstanding shares of each class of its capital stock owned of record and/or beneficially by, each shareholder of the Company as of the close of business on the date of this Agreement. As of the date hereof, the Shareholder is the holder of all issued and outstanding shares of capital stock of the Company, and the Shareholder owns such shares free and clear of all Liens, restrictions and claims of any kind.

      3.5 NO VIOLATION. Except as set forth on Schedule 3.5, the execution and delivery of this Agreement by the Company and the Shareholder, the performance by the Company and the Shareholder of their respective obligations hereunder and the consummation by the Company and the Shareholder of the transactions contemplated by this Agreement will not (i) contravene any provision of the articles of incorporation or bylaws of the Company, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or the Shareholder, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company or the Shareholder, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the Company Assets (as defined in Section 3.14), or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

      3.6 SUBSIDIARIES. The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity.

      3.7 NO COMMISSIONS. Neither the Company nor the Shareholder have incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

      3.8 FINANCIAL STATEMENTS. The Company has delivered to Nations (i) the financial statements of the Company for the year ending March 31, 1997, including the notes thereto, reviewed by Gerald Slutsky, C.P.A., and (ii) the financial statements of the Company for the nine month and eleven month periods ended December 31,1997 and February 28, 1998, and for the year ended March 31, 1998, including the notes thereto, compiled by Howard I. Bleiwas and Associates (the financial statements of the Company dated December 31, 1997, February 28, 1998 and March 31, 1998 are collectively referred to as the "Financial Statements"), copies of which are attached to Schedule 3.8 hereto. The balance sheet dated as of December 31, 1997 of the Company included in the Financial Statements are referred to herein as the "Current Balance Sheet." The Financial Statements fairly present the financial position of the Company each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated except as indicated in Schedule 3.8. The books and records of the Company fully and fairly reflect all transactions, properties, assets and liabilities of the Company. There are no extraordinary or material non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

      3.9 CHANGES SINCE THE CURRENT BALANCE SHEET. Except for Schedule 3.9, since the date of the Current Balance Sheet, the Company has operated in the ordinary course of business and has not (i) issued any capital stock or other securities; (ii) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities; (iii) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons;
(iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice; (v) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $10,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby;
(viii) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of $10,000 in the aggregate; (ix) suffered any extraordinary losses (whether or not covered by insurance); (x) waived, canceled, compromised or released any rights having a value in excess of $10,000 in the aggregate; (xi) made or adopted any change in its accounting practice or policies; (xii) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (xiii) entered into any transaction with any Affiliate; (xiv) entered into any employment agreement; (xv) terminated, amended or modified any agreement involving an amount in excess of $10,000; (xvi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (xvii) delayed paying any accounts payable which is due and payable except to the extent being contested in good faith; (xviii) made or pledged any charitable contribution in excess of $1,000; (xix) entered into any other transaction or been subject to any event which has or may have a Material Adverse Effect on the Company or agreed to do or authorized any of the foregoing.

      3.10 LIABILITIES OF THE COMPANY. The Company has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), and (c) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which could not be material in the aggregate. Schedule 3.10(a) sets forth any liability or indebtedness for borrowed money by the Company or secured by the Assets, as defined in Section 3.14(a) (the "Indebtedness"). Schedule 3.10(b) sets forth certain trade or other borrowings of the Company which will be assumed by Nations plus amounts borrowed after December 31, 1997 to fund incremental equipment purchases all of which shall not be deemed Indebtedness for purposes of this Agreement.

      3.11 LITIGATION. Except as set forth on Schedule 3.11, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending, threatened, and to the knowledge of the Shareholder and the Company anticipated or contemplated against, by or affecting the Company or the Shareholder, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and to the knowledge of the Shareholder and the Company there is no basis for any of the foregoing. During the three-year period prior to the date hereof, there has been no action, suit or other legal or administrative proceeding or governmental investigation against, by or affecting the Company or the Shareholder in which the amount in question exceeded $10,000. There are no outstanding orders, decrees, stipulations or agreements issued by any Governmental Authority in any proceeding or agreed to by the Company or the Shareholder to which the Company or the Shareholder are or were a party which have not been complied with in full or which continue to impose any obligations on the Company or the Shareholder or which may have a Material Adverse Effect on the Company or the Shareholder.

      3.12 ENVIRONMENTAL MATTERS.

           (a) The Company is and has at all times been in full compliance with all Environmental Laws (as defined in clause (g) below) governing its business, operations, properties and assets, including, without limitation: (i) all requirements relating to the Discharge (as defined in clause (g) below) and Handling (as defined in clause
(g) below) of Hazardous Substances (as defined in clause (g) below); (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Licenses (as defined in clause (g) below) for the ownership of its properties and assets and the operation of its business as presently conducted, and (iv) all applicable writs, orders, judgements, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

           (b) There are no (and to the knowledge of the Shareholder and the Company there is no basis for any) non-compliance orders, warning letters, notices of violation (collectively, "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings (collectively, "Proceedings") pending or threatened against or involving the Company or its business, operations, properties, or assets, issued by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to the Company thereunder in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operation of the Business, which have not been resolved or which would impose any obligation, burden or continuing liability on Nations in the event that the transactions contemplated by this Agreement are consummated, or which could have a Material Adverse Effect on the Company.

           (c) The Company has not Handled or Discharged, nor has it at any time allowed or arranged for any third party to Handle or Discharge, Hazardous Substances to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances; (ii) any real property currently or previously owned or operated by the Company; or (iii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or its state equivalent; or (y) the United States Environmental Protection Agency or the relevant state agency or other Governmental Authority has notified the Company that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a Discharge, or threatened Discharge, of any Hazardous Substance on, into or beneath the surface of, or adjacent to, any real property currently or previously owned or operated by the Company in an amount requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws.

           (d) Schedule 3.12 identifies the operations and activities, and locations thereof, which have been conducted or are being conducted by the Company on any real property currently or previously owned or operated by the Company which have involved the Handling or Discharge of Hazardous Substances.

           (e) Except as set forth on Schedule 3.12, the Company does not use, nor has it used, any Aboveground Storage Tanks (as defined in clause (g) below) or Underground Storage

Tanks (as defined in clause (g) below), and there are not now nor have there ever been any Underground Storage Tanks beneath any real property currently or previously owned or operated by the Company that are required to be registered under applicable Environmental Laws.

           (f) Schedule 3.12 identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Company or its agents or any Governmental Authority or third party, relating to or affecting the Company or any real property currently or previously owned or operated by the Company; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Company or its agents or any Governmental Authority or third party, relating to or affecting the Company or any real property currently or previously owned or operated by the Company which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws; (iii) all material written communications between the Company and any Governmental Authority arising under or related to Environmental Laws; and (iv) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting the Company or any real property currently or previously owned or operated by the Company.

           (g) For purposes of this Section 3.12, the following terms shall have the meanings ascribed to them below:

           "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.

           "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.

           "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental

      Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. ss.9601, et seq. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss.6901 et seq. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.1801, et seq. (the "Hazardous Materials Transportation Act"); the Clean Water Act, as amended, 33 U.S.C. ss.1311, et seq. (the "Clean Water Act"); the Clean Air Act, as amended (42 U.S.C. ss.7401-7642) (the "Clean Air Act"); the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601 et seq. (the "Toxic Substances Control Act"); the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. ss.136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. ss.11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss.651, et seq. ("OSHA").

           "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law, of any Hazardous Substances or Waste.

           "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA, or any similar state statute, or any future amendments to, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

           "Licenses" means all licenses, certificates, permits, approvals and registrations.

           "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Underground Storage Tanks.

      3.13 REAL ESTATE. The Company does not own any parcels of real property.
Schedule 3.13 sets forth (a) a list of all leases, licenses or similar agreements ("Real Property Leases" ) copies of which have previously been furnished to Nations), (b) the lessor and lessee thereof and the date and term of each of such leases, (c) the legal description, if known, including street address, of each property covered thereby (the "Leased Premises"), and (d) a brief description (including size and function) of the principal improvements and buildings thereon. The Real Property Leases are in full force and effect and have not been amended, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by the Company under any of such leases and there is no breach or anticipated breach by any other party to such leases. With respect to each of the Leased Premises: the Company has valid leasehold interests or other rights of use and occupancy in the Leased Premises, free and clear of any Liens on such leasehold interests or other rights of use and occupancy, or any covenants, easements or title defects known to or created by the Company, except as do not affect the occupancy or uses of such properties; the portions of the buildings located on the Leased Premises that are used in the business of the Company are within the property setback and building lines of the respective property, are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company' respective normal business activities as conducted thereat; each of the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company' respective business as presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel; and the Company has not received notice of (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto and no such proceeding is contemplated by any Governmental Authority; or
(b) any special assessment which may affect any of the Leased Premises and no such special assessment is contemplated by any Governmental Authority.

      3.14 GOOD TITLE TO AND CONDITION OF ASSETS. Except as set forth on
Schedule 3.14(a), the Company has, and at the Closing will have, good and marketable title to its Assets, as hereinafter defined, with full power to sell, transfer and assign the same free and clear of any Lien. The Assets and the Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business in the manner in which and to the extent to which such Business is currently being conducted. Assets means all of the properties and assets of the Company, including the Leased Premises, whether personal or mixed, tangible or intangible, wherever located. The Assets are in good operating condition, normal wear and tear excepted, and have been maintained in accordance with all applicable specifications and warranties. All inventory of rental equipment of the Company set forth on Schedule 3.14(b) hereto and all inventory of merchandise set forth in Schedule 3.14(c) hereto, consists of a quality and quantity usable, rentable, or salable in the ordinary course of business of the Company, except for obsolete items and items of below-standard quality, all of which have been written off, written down or adequately reserved against to their net realizable value in the Current Balance Sheet. All such inventory not written off has been recorded at the lower of cost or net realizable value, and depreciated in accordance with an accelerated cost recovery system. The quantities of each item of such inventory are reasonable in the present circumstances of the Company. All such inventory is in good operating condition and repair, subject to normal wear and tear, and has been maintained in accordance with normal industry practice.

      3.15 COMPLIANCE WITH LAWS. The Company is and has been in compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Assets and any other properties and assets (in each case owned or used by it now or in the past). The Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or threatened. Neither the Company, nor any of its employees or agents, has made any payment of funds which is prohibited by law, and no funds have been set aside to be used for any payment prohibited by law. The Company is not subject to any Contract, decree or injunction which restricts the continued operation of the Business or the expansion thereof to other geographical areas, customers or suppliers, or to other lines of business.

      3.16 LABOR AND EMPLOYMENT MATTERS. Schedule 3.16 sets forth the name and current rate of compensation of each employee of any of the Company. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the twenty-four (24) months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the Business. Neither the Company, nor any agent, representative or employee thereof has since the date of incorporation of the Company committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against the Company or any of the Companies by or with the National Labor Relations Board or any representative thereof. The Company is not aware that any key employee or group of employees have any plans to terminate his or their employment with the Company. The Company is not a party or subject to any employment agreements, noncompetition agreements, or consulting agreements. The Company has no knowledge of any violations of, received no notice of any violations of and made a good faith effort to comply with all applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and Americans with Disabilities Act, each as amended.

      3.17 EMPLOYEE BENEFIT PLANS.

           (a) Schedule 3.17 sets forth each Employment Benefit Plan of the Company. With respect to each Employee Benefit Plan (as defined in clause (d) below) of the Company, (i) each has been administered in compliance with its terms and with all applicable laws including, without limitation, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending or threatened; (iii) no audits, proceedings, claims or demands are pending with any Governmental Authority; (iv) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly or timely filed or distributed; (v) no "prohibited transaction" has occurred within the meaning of ERISA or the Code;
(vi) no such plan provides medical or dental benefits for any current or former employees of the Company or its predecessors after termination of employment other than rights that may be provided by law; (vii) no such plan obligates the Company to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as defined in Section 280G of the Code); (viii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company as of the Closing; (ix) no such plan has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company; (x) the Company has complied with the notice and continuation of coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to any group health plan within the meaning of Code
Section 5000(b)(1); and (xi) the Company does not participate in, or have ever participated in, or have any withdrawal liability under ERISA with respect to, a "multiemployer plan" (as defined in Section 3(37) of ERISA). True and accurate copies of each Employee Benefit Plan of the Company, together with the most recent annual reports on Form 5500, all IRS favorable determination letters and summary plan descriptions for such plans have been furnished to Nations.

           (b) With respect to each Employee Benefit Plan of the Company intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and exempt from federal income tax;
(ii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; and (iii) the present value of all liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

           (c) Nations will not suffer any loss, cost or liability as a result of any claim that the Company, or any entity that would be aggregated with the Company under Code Section 414(b), (c), (m) or (0), has not complied with the provisions of paragraphs (a) and (b) above with respect to each Employee Benefit Plan maintained by any such entity.

           (d) For purposes hereof, "Employee Benefit Plan" means any: (i) employee pension benefit plan as defined in Section 3(2) of ERISA; (ii) multiemployer plan as defined in Section 3(37) of ERISA; (iii) employee welfare benefit plan as defined in Section 3(1) of ERISA; and (iv) any stock option, bonus, stock purchase, or insurance plan and any severance or termination pay plan or policy in which employees, spouses or dependents participate.

      3.18 TAX MATTERS. Except as set forth on Schedule 3.18, all Tax Returns required to be filed prior to the date hereof with respect to the Company or its respective income, properties, franchises or operations have been timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by or with respect to the Company and the Business have been paid or are accrued on the Current Balance Sheet. The Company has withheld and paid all Taxes to the appropriate Governmental Authority required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. With respect to each taxable period of the Company: (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against the Company; (ii) the Company has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iii) the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing; (iv) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to the Company regarding Taxes; and (v) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets of the Company. No sales or use tax (other than sales tax on motor vehicles), non-recurring intangible tax, documentary stamp tax or other excise tax (or comparable tax imposed by any governmental entity) will be payable by the Company or Nations by virtue of the transactions contemplated in this Agreement.

      3.19 INSURANCE. Schedule 3.19 provides a list of all insurance policies of the Company currently in force and provides the insurer, type of coverage and policy period for each policy. The Company is covered by valid, outstanding and enforceable policies of insurance issued to it covering its properties, assets and business against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied with the provisions of such Insurance Policies. During the three year period to the date hereof, the Company has not made any claims under any of the Insurance Policies, and has suffered no losses that would give rise to any such claims, for an amount in excess of $10,000. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder. Through the Closing Date, each of the Insurance Policies will be in full force and effect.

      3.20 RECEIVABLES/EMPLOYEE LOANS. All of the receivables of the Company are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company. All of such receivables are good and collectible receivables, and eighty percent (80%) will be collected in full within 120 days of the Closing and twenty percent (20%) will be collected in full within 180 days of the Closing, without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet, as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice.

Schedule 3.20 sets forth all loans to Company employees except for the Shareholder, the current balance of which does not exceed $20,000. Each such loan is in writing and is a binding and enforceable obligation of such employees.

      3.21 LICENSES AND PERMITS. The Company possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for the Business and operations, and Schedule 3.21 sets forth a true, complete and accurate list of all such Permits. All such Permits are valid and in full force and effect, the Company is in full compliance with the respective requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the transactions contemplated hereby.

      3.22 RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. No current customer or supplier of the Company has threatened to terminate its business relationship with the Company for any reason. Schedule 3.22 sets forth the top 25 suppliers of goods and/or services to the Company. The Company has no direct or indirect interest in any customer, supplier or competitor of the Company, or in any person from whom or to whom the Company leases real or personal property, except for the Real Property Leases. No officer, director, or shareholder of the Company, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with the Company has any interest in any property used by the Company.

      3.23 CONTRACTS. Schedule 3.23 sets forth a list of each Contract to which the Company is a party or by which it or its properties and assets are bound and which is material to its business, assets, properties or prospects (the "Material Contracts"), true, correct and complete copies of which have been provided to Nations. The copy of each Material Contract furnished to Nations is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. The Company has not violated any of the terms or conditions of any Material Contract or any term or condition which would permit termination or modification of any Material Contract, and all of the covenants to be performed by any other party thereto have been fully performed, and there are no claims for breach or indemnification or notice of default or termination under any Material Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by the Company under any Material Contract, and no such event has occurred which constitutes or would constitute a default by any other party. The Company is not subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract. As used in this
Section 3.23, Material Contracts shall include, without limitation, formal or informal, written or oral, in each case which is material to the business, assets, properties or prospects of the Company, (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person(s), or letters of intent or commitment letters with respect to same; (b) contracts obligating the Company to provide products or services for a period of one year or more, excluding standard collection contracts entered into in the ordinary course of its business without material modification from the preprinted forms used by the Company in the ordinary course of business, copies of which have been supplied to Nations; (c) leases of real property and leases of personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding $10,000; (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same;
(e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements, employee handbooks, policy statements and any other agreements relating to any employee, officer or director of any of the Company; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures by any of the Company; (h) any non-competition agreements restricting the Company in any manner; and (i) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by the Company and not otherwise disclosed on the Schedules calling for payments by the Company exceeding $10,000.

      3.24 ACCURACY OF INFORMATION FURNISHED. No statement or information made or furnished by the Company or the Shareholder to Nations or any of Nations' representatives, including those contained in this Agreement and the various schedules attached hereto and the other information and statements referred to herein and previously furnished by the Company and the Shareholder, contains or shall contain any untrue statement of a fact or omits or shall omit any fact necessary to make the information contained therein not misleading. The Company and the Shareholder have provided Nations with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

      3.25 CUSTOMERS. All of the customers listed on the customer lists attached hereto as Schedule 3.25 are subject to valid and enforceable customer contracts. True, correct and complete copies of the form of such contracts have been furnished by the Company to Nations. The Company has not violated any of the terms or conditions of any of the customer contracts, and all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination thereunder. Schedule 3.25 notes the top 25 customers of the Company as measured by annual revenue for the last twelve months.

      3.26 INTELLECTUAL PROPERTY. The Company has full legal right, title and interest to all of the proprietary rights of the Company, including without limitation all trademarks, trade names, patents, patent applications, licenses thereof, trade secrets, computer software, slogans, copyrights, processes, operating rights, other licenses and permits and other similar intangible property and rights relating to the Business, and all goodwill developed through the use of such property and rights (collectively, "Intellectual Property"), as more particularly described on Schedule 3.26 attached hereto and has not granted any rights in or to the same to any third party. The Business as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

      3.27 BANK ACCOUNTS. Schedule 3.27 lists each account of each of the Company with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account, and the locations of all safe deposit boxes of the Company and the names of all persons authorized to have access to such safe deposit boxes.

      3.28 NAMES; PRIOR ACQUISITIONS. All names under which the Company does business as of the date hereof are specified on Schedule 3.28. Except as otherwise disclosed in Schedule 3.28, the Company has not changed its name or used any assumed or fictitious name or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE CLOSING

      4.1 CONDUCT OF BUSINESS PENDING THE CLOSING. The Company covenants and agrees that, between the date of this Agreement and the Closing Date, the Business shall be conducted only in, and shall not take any action except in, the ordinary course of business consistent with past practice. The Company shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Nations: amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents; issue or authorize the issuance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or other ownership interest; declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; acquire (including, without limitation, for cash, or shares of stock, property or services, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof; (f) incur any additional indebtedness or prepay any Indebtedness other than in the ordinary course of business consistent with past practices; (g) make any loans or advances to any person or entity or guarantee the indebtedness of any person or entity, except in the ordinary course of business consistent with past practice; (h) sell, dispose of or encumber any of its assets, other than in the ordinary course of business, consistent with past practice; (i) enter into, modify or terminate, any Contract, other than in the ordinary course of business consistent with past practice; (j) pay any bonus to or increase the compensation or benefits payable or to become payable to its employees, independent contractors or consultants; (k) pay, discharge or satisfy any existing claims, liabilities or obligations other than in the ordinary course of business consistent with past practice; (l) increase or decrease prices charged to its customers, except for previously announced price changes, or take any other action which might reasonably result in any increase in the loss of customers; or (m) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any other action which would make any representation or warranty in Article III untrue or incorrect.

                                    ARTICLE V

                 CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

      5.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Article VI and Article VII. The Shareholder shall cause the Company to comply with all of the covenants of the Company under this Agreement.

      5.2 OTHER ACTIONS. Each of the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using their best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Company as are necessary for the consummation of the transactions contemplated hereby. The Shareholder agrees to cooperate and assist and cause its accountants to assist Nations in its audit of the Company, including but not limited to the execution by Shareholder of customary and reasonable audit representation letters. Each of the parties agrees to cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement, and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. The parties also agree to use best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

      5.3 NOTIFICATION OF CERTAIN MATTERS. The Company and the Shareholder shall give prompt notice to Nations of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

      5.4 CONFIDENTIALITY; PUBLICITY. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties.

      5.5 NO OTHER DISCUSSIONS. The Company and the Shareholder agree that the Company and the Shareholder and their respective Affiliates, employees, agents and representatives will not (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Company (whether by merger, consolidation, sale of stock or otherwise), or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Company and the Shareholder will immediately notify Nations if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

      5.6 DUE DILIGENCE REVIEW AND ENVIRONMENTAL ASSESSMENT. Nations shall be entitled to conduct prior to the Closing at its cost a due diligence review of the assets, properties, books and records of the Company and an environmental assessment of the Leased Premises (hereinafter referred to as "Environmental Assessment"). The Company shall cause their respective directors, officers, employees, auditors, counsel and agents to afford Nations and its officers, employees, auditors, counsel and agents reasonable access at all reasonable times to the properties, offices, and other facilities of the Company, to its respective officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested. The Environmental Assessment may include a physical examination of the Leased Premises and any structures, facilities, or equipment located thereon, soil samples, ground and surface water samples, storage tank testing and review of pertinent records, documents, and licenses of the Company. Nations shall provide a copy of any Environmental Assessments to the Company. Nations shall indemnify and hold harmless the Company from any damages to the Leased Premises caused by such Environmental Assessments. If the Environmental Assessment identifies environmental contamination which requires remediation or further evaluation or if the results of the

Environmental Assessment or due diligence review are otherwise not satisfactory to Nations in its sole discretion, then Nations may elect not to close the transactions contemplated by this Agreement and to terminate this Agreement. Nations' failure or decision not to conduct any such due diligence review or Environmental Assessment, and any information provided to or obtained by Nations, shall not affect any representation or warranty of the Company or the Shareholder under this Agreement. Nations shall complete its due diligence review by June 12, 1998 and its Environmental Assessments shall be completed by June 24, 1998 provided, however, if Company does not provide the materials reasonably requested by Nations, Nations may extend the due diligence and Environmental Assessment periods for a reasonable period of time.

      5.7 RESTRICTIVE COVENANTS. In order to assure that Nations will realize the benefits of the transactions contemplated hereby, the Company and the Shareholder agree that he, will not:

          (a) for a period of five (5) years following the Closing, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, or security holder, of any company or business, engage in, or finance, or provide financial assistance with respect to, any business activity in the business of renting, selling, leasing, distributing, servicing or repairing new or used equipment, spare parts and related supplies to industrial, manufacturing, or construction customers (the "Equipment Business") in any county in any state in the United States in which NationsRent, Inc. or any of its subsidiaries, successors, or assigns (collectively, the "Nations Companies") conducts such business at the time such person commences to engage in such activity; provided, however, that the beneficial ownership of less than five percent (5%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

          (b) for a period of five (5) years following the Closing, directly or indirectly, (i) induce any customer acquired hereunder or any other customer of the Nations Companies to patronize any business which is directly or indirectly in competition with the Equipment Business conducted by any of the Nations Companies; (ii) canvass, solicit or accept from any Person which is a customer of the Equipment Business conducted by any of the Nations Companies, any such competitive business; or (iii) request or advise any customer of the Equipment Business conducted by any of the Nations Companies to withdraw, curtail or cancel any such customer's business with the Nations Companies or their successors;

          (c) for a period of five (5) years following the Closing, directly or indirectly, employ any person who was employed by the Nations Companies, within six (6) months prior to the date being employed by the Nations Companies, or in any manner seek to induce any employee of the Nations Companies to leave his or her employment; and

          (d) at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in his possession any of the Companies' proprietary rights or records acquired hereunder, including, but not limited to, any customer lists.

The parties acknowledge that should Nations vacate the Company facilities listed at Section 5.9, or either of them, the Shareholder may lease such premises to any Person including a competitor of Nations. The Company and the Shareholder agree and acknowledge that the restrictions contained in this Section are reasonable in scope and duration, and are necessary to protect the Nations Companies. The Company and the Shareholder agree and acknowledge that any breach of this Section will cause irreparable injury to the Nations Companies and upon any breach or threatened breach of any provision of this Section, the Nations Companies shall be entitled to injunctive relief, specific performance or other equitable relief, without the necessity of posting bond; provided, however, that this shall in no way limit any other remedies which the Nations Companies may have as a result of such breach, including the right to seek monetary damages. The parties hereto agree that Nations may assign, without limitation, the foregoing restrictive covenants to any successor to Nations's Equipment Business.

      5.8 EMPLOYMENT AGREEMENTS.

          (a) The Shareholder shall on the Closing Date enter into an employment agreement with the Company, the form of which is provided at Exhibit B (the "Shareholder Employment Agreement").

          (b) The Company and Shareholder shall cause Brian Hindman and Greg Miller ("Company Management") to enter into three (3) year employment agreements with the Company, the form of which is provided at Exhibit C (the "Company Management Employment Agreement").

      5.9 LEASES AND OTHER ASSETS.

          (a) On the Closing Date the Company shall enter into leases (the form of which is attached as Exhibit D (the "Leases") providing for the lease of the Company facilities at 1335 E Eight Mile Road, Hazel Park Michigan at $7,887 per month until such time that the Landlord completes its purchase and renovation and receives a temporary or permanent certificate of occupancy of an adjacent property at which time the rate shall be $15,800 per month; and 48595 Grand River, Novi, Michigan at $11,000 per month. Such other terms and conditions are provided in the form of lease.

          (b) The Company shall prior to the Closing Date distribute its rights to that certain sublease between Detroit Cellular Telephone Company and the Company, the life insurance policies and artwork listed on Schedule 5.9(b) to the Shareholder.

           (c) Nations acknowledges it has no interest in certain tickets to the Detroit Red Wings hockey games.

      5.10 CONTRACTS; CONSENTS. Prior to the Closing, (i) the Company shall not terminate or otherwise modify or amend any of its Contracts, and (ii) the Company shall receive consents to the transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of the Company from any Person(s) from whom such consent or waiver is required under any Contract to which the Company or the Assets are bound as of a date not more than ten (10) days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such contracts, either by the terms thereof or as a matter of law.

      5.11 RECEIVABLES. At or prior to the Closing Date, the Company shall deliver to Nations a true, complete and correct list of all receivables of the Company.

      5.12 PAYOFF AND ESTOPPEL LETTERS. Prior to the Closing, the Company shall request and deliver to Nations payoff and estoppel letters from all holders of any Indebtedness of the Company which letters shall contain payoff amounts, per diem interest, wire transfer instructions and an agreement to deliver to Nations, upon full payment of any such Indebtedness, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled.

      5.13 SHAREHOLDERS VOTE. The Shareholder, in executing this Agreement, consent as shareholder of the Company to the transactions contemplated hereby, and waive notice of any meeting in connection therewith.

      5.14 OFFICER LOAN. Shareholder shall at Closing pay in full all Officer and Shareholder loans.

      5.15 PROFIT SHARING PLAN. The Shareholder shall cause the Company prior to Closing to terminate the Company Profit Sharing Plan (the "Plan"). Nations agrees to contribute to the unfunded portion of the 1998 fiscal year contribution to the Plan up to an amount not exceeding in total $70,000. Until such time as the assets of the Plan are distributed, James E. Kelly shall remain as sole trustee of the Plan. Nations will cooperate in the termination and distribution of the Plan assets.

      5.16 NOTE ISSUANCE. Nations shall issue to the Shareholder a second promissory note (the "Second Promissory Note") in a principal amount not to exceed Five Hundred Thousand Dollars ($500,000) promptly after that date which is twenty-four months after Nations completes its initial public offering ("Adjustment Date"), if, and only if during such period (the "Adjustment Period") the Shareholder could not have (i) converted the Promissory Note, in accordance with Section 1.6 thereof, to common stock of Nations, $.01 par value per share (the "Nations Common Stock) with an aggregate value (such stock to be valued at the average closing price per share of Nations Common Stock as quoted by the Wall Street Journal during any twenty day consecutive period during the Adjustment Period) of Three Million Dollars (the "Converted Value") and (ii) sold, immediately following such conversion of all of such Nations Common Stock in year one of the Adjustment Period in accordance with an effective registration statement that includes the Shareholder's converted shares, (the "Registration Statement") or in year two of the Adjustment Period in accordance with Securities and Exchange Commission Rule 144 (without regard to any other shares held by Shareholder) or the Registration Statement. A sale of the Shareholder's shares within twenty days after the Adjustment Period shall satisfy the condition above. The amount of the Second Promissory Note shall be determined as of the Adjustment Date, and be equal to the lesser of (x) the difference between Three Million Dollars ($3,000,000) minus the value of the number of shares of Nations Common Stock the Promissory Note could have been converted into under Section 1.6 thereof on the Adjustment Date (for purposes of this clause (x) the market value of the Nations Common Stock shall be the average closing price per share as quoted by the Wall Street Journal for the twenty consecutive trading days prior to the termination of the Adjustment Period); or (y) $500,000 (the "Adjustment Amount"). The Second Promissory Note shall not be convertible into Nations Common Stock. If the Second Promissory Note is issued Nations shall pay interest upon issuance to the Shareholder on the Adjustment Amount at the rate of seven percent (7%) per annum commencing from the Closing Date. In addition, the terms of the Second Promissory Note shall be the same as the Promissory Note except for sections 1.5 and 1.6 and further except that repayment may occur at Nations option at any time.

      5.17 SCHEDULES. The parties hereto acknowledge and agree that this Agreement is being entered into by each such party as of the date hereof without the benefit of completed Schedules being attached hereto. The Shareholder and the Company agree to work diligently and in good faith to prepare the Schedules and deliver them to Nations by June 8, 1998. Nations shall in good faith review and comment upon such Schedules. Should Nations determine in its reasonable judgement that certain disclosures on such Schedules make it inadvisable to proceed with the transaction contemplated hereby they shall advise the Shareholder and the Company in writing of its determination. The Shareholder and the Company shall have five days to take such steps to alleviate Nations' concerns. If the Shareholder and the Company do not take sufficient action to alleviate Nations' concerns then this Agreement shall be deemed to be terminated, each party shall be released from their respective obligations hereunder, and no party shall have any obligation to any other party hereunder on account of this Agreement or the transactions contemplated hereby.

      5.18 REGISTRATION RIGHTS. On the Closing Date, Nations shall provide to Shareholder certain registration rights pursuant to a registration rights agreement, the form of which is attached as Exhibit E (the "Registration Rights Agreement").

                                   ARTICLE VI

                    CONDITIONS TO THE OBLIGATIONS OF NATIONS

      The obligations of Nations to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Nations:

      6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Company and the Shareholder contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for matters specifically permitted by or disclosed on any Schedule to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Each of the Company and Shareholder shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Each of the Company and Shareholder shall have delivered to Nations a certificate, dated as of the Closing Date, duly signed (in the case of the Company by its President), certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed.

      6.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change in the Assets or the Business, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any respect the Assets or the Business, and (iii) none of the Assets shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage), and there shall have been delivered to Nations a certificate to that effect, dated the Closing Date and signed by or on behalf of the Company and the Shareholder.

      6.3 CORPORATE CERTIFICATE. The Company shall have delivered to Nations (i) copies of its articles of incorporation and bylaws as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by its Board of Directors and shareholder authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing issued by the Secretary of State of Michigan as of a date not more than ten (10) days prior to the Closing Date, certified in the case of subsections (i) and (ii) of this Section as of the Closing Date by the Secretary of the Company as being true, correct and complete.

      6.4 DELIVERY OF THE SHARES. At the Closing, Shareholder shall duly endorse for transfer and deliver to Nations (or its assignee) the Shares and such other instruments of transfer of title as are necessary to transfer to Nations (or its assignee) good and marketable title to the Shares free and clear of any Liens.

      6.5 OPINION OF COUNSEL. Nations shall have received an opinion dated as of the Closing Date from counsel for the Company and the Shareholder, in form and substance acceptable to Nations, but limited to Michigan law only, to the effect that:

          (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

          (ii) The Company has obtained all necessary authorizations and consents of its Boards of Directors and Shareholder to consummate the Acquisition and the other transactions contemplated hereby;

          (iii) Such counsel after due investigation has no actual knowledge or have reason to believe that there is any litigation, proceeding or investigation pending or threatened which might result in any Material Adverse Effect on the Company, or which questions the validity of this Agreement;

          (iv) The execution and delivery of this Agreement by the Company and the Shareholder, the performance by the Company and the Shareholder of their respective obligations hereunder and the consummation by the Company and the Shareholder of the transactions contemplated by this Agreement will not (a) contravene any provision of the articles of incorporation or bylaws of the Company, (b) violate or conflict with any law, statute, ordinance, rule, regulation, to the best of our knowledge, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company, or the Shareholder, (c) to the best of our knowledge, conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company or the Shareholder, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Assets, or (e) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person; and

          (v) This Agreement is a valid and binding obligation of the Company and the Shareholder, and enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or general equitable principles.

          (vi) The Company has the corporate power and authority to borrow money, obtain extensions of credit and to grant security interests in its properties.

          (vii) The authorized stock of the Company consists of 50,000 shares of $1.00 par value common stock of which 1,000 shares are issued and outstanding and all of which are held of record as set forth on Schedule 3.4(b) of the Agreement. The Company's common stock is validly issued and nonassessable and is not subject to any statutory preemptive rights. The common stock outstanding constitutes of record all of the outstanding capital stock of the Company. To our actual knowledge the Company has no outstanding rights or options to subscribe for or other agreements providing for or requiring the issuance by the Company of any capital stock or any securities convertible into or exchangeable for its capital stock.

Nation's lenders shall also receive an opinion dated as of the Closing Date with respect to subparagraphs (i), (iii), except for the last phrase consisting of eight words, (vi) and (vii).

      6.6 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of Nations, makes it inadvisable to proceed with the transactions contemplated hereby.

      6.7 DUE DILIGENCE REVIEW, SCHEDULES. Nations shall have completed its due diligence review of the Company, the Assets and the Business pursuant to Section 5.6, and shall be satisfied with the results of such review and assessment. Nations shall have accepted the Schedules in accordance with Section 5.17.

      6.8 TRANSACTION DOCUMENTS. The Company shall have delivered the executed Transaction Documents.

      6.9 PAYMENT OF OFFICER LOANS. Shareholder shall have paid in full the Shareholder and Officer loans.

      6.10 CONSENTS. The Company shall have received the consents to the transactions contemplated hereby in accordance with Section 5.10 hereof.

      6.11 RESIGNATION OF MEMBERS OF BOARD OF DIRECTORS. The Board of Directors of the Company shall have submitted their resignation from the Board of Directors to the Company effective as of the Closing Date.

                                   ARTICLE VII

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY
                               AND THE SHAREHOLDER

      The obligations of the Company and the Shareholder to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by the Company and the Shareholder:

      7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Nations contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Nations shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Nations shall have delivered to the Company, the Companies and the Shareholders a certificate, dated as of the Closing Date, and signed by an officer thereof, certifying that such representations and warranties are true and correct, and that all such obligations have been performed and complied with, in all material respects.

      7.2 PURCHASE PRICE. At the Closing, Nations shall (i) pay to the Shareholder the Closing Payment; and (ii) deliver the Transaction Documents and the other documents contemplated hereby.

      7.3 NO ORDER OR INJUNCTION. There shall not be pending by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby.

      7.4 SCHEDULES; TRANSACTION DOCUMENTS. Nations shall have accepted the Schedules in accordance with Section 5.17 and Nations shall have delivered the executed Transaction Documents.

                                  ARTICLE VIII

                                 INDEMNIFICATION

      8.1 AGREEMENT TO INDEMNIFY. Shareholder, agrees to protect, defend, indemnify and hold Nations harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by Nations resulting from or arising out of (i) any breach of a representation or warranty made by the Company or Shareholder in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by the Company or the Shareholder in this Agreement, (iii) any inaccuracy in any certificate delivered by the Company or the Shareholder pursuant to this Agreement, or (iv) any loss of rights of use, occupancy or ownership with respect to any defaults by the Shareholder pursuant to that certain Land Contract dated January 25, 1983 relating to property in the City of Hazel Park, Oakland County, Michigan among T. Cleary, Mabel Cleary, James E. Kelly and Virginia M. Kelly and that certain Addendum to Land Contract dated January 25, 1983 or as a result of the effect or operation of Paragraph 3 of such Addendum to Land Contract (collectively, "Indemnifiable Damages"). Without limiting the generality of the foregoing with respect to the measurement of Indemnifiable Damages, Nations shall have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of the Company and the Shareholder hereunder been true and correct and had the agreements and covenants of the Company and the Shareholder been performed in full. Notwithstanding anything to the contrary contained herein, Nations shall not be entitled to any Indemnifiable Damages unless the aggregate of all such Indemnifiable Damages exceeds $65,000.00 (the "Indemnification Threshold"), in which case, Nations shall be entitled to the full amount of Indemnifiable Damages above the Indemnification Threshold, except that Indemnifiable Damages shall be limited to the amount of the Purchase Price in the case of a breach of Sections 3.1, 3.12, 3.17 and 3.18 herein, and to Three Million Dollars ($3,000,000.00) for all other Indemnifiable Damages.

      8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS. Each of the representations and warranties made by the Company and the Shareholder in this Agreement at Sections 3.1, 3.12, 3.17 and 3.18 shall survive the Closing of the transactions contemplated hereby, subject to any statutes of limitations. All other representations and warranties made by the Shareholder shall survive for a period of three (3) years after the Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. All covenants and obligations of the parties will survive the Closing hereunder and be enforceable in accordance with their respective terms.

      8.3 SET OFF AND SECURITY FOR INDEMNIFICATION OBLIGATIONS. Shareholder agrees that Nations may set off against and recoup from the Promissory Note and the Earn-Out Amount any Indemnifiable Damages for which the Shareholder may be responsible pursuant to this Agreement. Should the Promissory Note be (in accordance with its terms) converted to Nations Common Stock, `the Shareholder does hereby grant a first priority security interest in, and pledge and instruct Nations to set aside and hold back Nations Common Stock equal to One Million Dollars (the "Held Back Shares"). Nations may set off against the Held Back Shares any Indemnifiable Damages for which the Shareholder is responsible in accordance with this Agreement. The set off and hold back rights are subject, however, to the following terms and conditions:

          (a) Nations shall give written notice to the Shareholder of any claim for Indemnifiable Damages or any other damages hereunder, which notice shall set forth (i) the amount of Indemnifiable Damages or other loss, damage, cost or expense which Nations claims to have sustained by reason thereof, and (ii) the basis of the claim therefor.

          (b) Such set off and recoupment shall be effected on the later to occur of the expiration of ten (10) days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved.

          (c) If, prior to the expiration of the Notice of Contest Period, the Shareholder shall notify Nations in writing of an intention to dispute the claim and if such dispute is not resolved within thirty (30) days after expiration of such period (the "Resolution Period"), then Nations may elect that such dispute shall be resolved by a committee of three (3) arbitrators (one appointed by the Shareholder, one appointed by Nations and one appointed by the two arbitrators so appointed), which shall be appointed within sixty (60) days after the expiration of the Resolution Period. The arbitrators shall abide by the rules of the American Arbitration Association and their decision shall be made within forty-five (45) days of being appointed and shall be final and binding on all parties. The proceedings shall take place in Oakland County, Michigan.

          (d) The Held Back Amount shall constitute a deferred payment obligation of Nations to the Shareholder which shall be paid to the eighteen months after the Closing Date subject to any setoffs and recoupments by Nations hereunder. All setoffs, recoupments and payments of Indemnifiable Damages pursuant to this Section shall be treated as adjustments to the Purchase Price.

      8.4 SALE OF, VOTING OF, AND DIVIDENDS ON THE HELD BACK SHARES. Except with respect to shares transferred pursuant to the foregoing right of setoff (and in the case of such shares, until the same are transferred), all Held Back Shares shall be deemed to be owned by the Shareholder and the Shareholder shall be entitled to sell and vote the same; provided, however, that, there shall also be deposited with Nations subject to the terms of this Article, all proceeds of such sale or all shares of Nations Common Stock issued to the Shareholder as a result of any stock dividend or stock split and all cash issuable to the Shareholder as a result of any cash dividend, with respect to the Held Back Shares. All cash and stock issued or paid upon Held Back Shares shall be distributed to the Shareholder together with such Held Back Shares.

      8.5 DELIVERY OF HELD BACK SHARES. Nations agrees to deliver to the Shareholder no later than the eighteen months after the Closing Date any Held Back Shares then held by it (or proceeds from the Held Back Shares) unless there then remains unresolved any claim for Indemnifiable Damages or other damages hereunder as to which notice has been given, in which event any Held Back Shares remaining on deposit (or proceeds from the sale of Held Back Shares) after such claim shall have been satisfied shall be returned to the Shareholder promptly after the time of satisfaction.

      8.6 NO BAR; WAIVER. If the Held Back Shares and the Promissory Note is insufficient to set off any claim for Indemnifiable Damages made hereunder (or have been delivered to the Shareholder prior to the making or resolution of such claim), then Nations may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages. The Shareholder hereby waive any rights to contribution or any similar rights they may have against the Company as a result of their agreement to indemnify Nations under this Article VIII or otherwise.

      8.7 INDEMNIFICATION PROCEDURE. The indemnification obligations under this Agreement shall be subject to the following procedures:

          (a) Third Party Claims. Promptly after receipt by Nations or the Company (an "Indemnitee") under Section 8.7 of notice of the commencement of any action against it, such Indemnitee will, if a claim is to be made against the Shareholder under such Section, give notice to the Shareholder of the commencement of such action, but the failure to notify the Shareholder will not relieve the Shareholder of any liability that it may have to any Indemnitee, except to the extent that the Shareholder demonstrates that the defense of such action is prejudiced by the Indemnitee's failure to give such notice. With respect to any such action, the Shareholder will be entitled to participate in such action and, to the extent that it wishes (unless (i) the Shareholder is also a party to such action and the Indemnitee determines in good faith that joint representation would be inappropriate, or (ii) the Shareholder fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such action and provide indemnification with respect to such action), to assume the defense of such action with counsel satisfactory to the Indemnitee and, after notice from the Shareholder to the Indemnitee of its election to assume the defense of such action, the Shareholder will not, as long as it diligently conducts such defense, be liable to the Indemnitee for any fees of other counsel or any other expenses with respect to the defense of such action, in each case subsequently incurred by the Indemnitee in connection with the defense of such action, other than reasonable costs of investigation. If the Shareholder assumes the defense of an action, (i) no compromise or settlement of such claims may be effected by the Shareholder without the Indemnitee's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the

Shareholder, and (B) the sole relief provided is monetary damages that are paid in full by the Shareholder; and (ii)the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent (which may not be unreasonably withheld). If notice is given to the Shareholder of the commencement of any action and the Shareholder does not, within ten days after the Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense of such action, the Shareholder will be bound by any determination made in such action or any reasonable compromise or settlement effected by the Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that an action may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Shareholder, assume the exclusive right to defend, compromise, or settle such action, but the Shareholder will not be bound by any determination of an action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (b) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Shareholder.

                                   ARTICLE IX

                                   DEFINITIONS

      9.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

      "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

      "Code" means the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

      "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, undertaking, commitment, obligation whether written or oral, express or implied.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

      "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

      "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

      "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

      "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

      "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

      9.2 OTHER DEFINITIONAL PROVISIONS. All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable except as otherwise provided to the contrary herein. As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                                    ARTICLE X

                                   TERMINATION

      10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date: by mutual written consent of all of the parties hereto at any time prior to the Closing; or by Nations in the event of a material breach by the Company or the Shareholder of any provision of this Agreement; by the Company in the event of a material breach by Nations of any provision of this Agreement; (d) by Nations or the Shareholder in accordance with Section 5.17 hereof, or (e) by Nations or the Company if the Closing shall not have occurred by July 31, 1998.

      10.2 EFFECT OF TERMINATION. Except for the provisions of Section 5.4 hereof, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and of no further force and effect, and the parties hereto shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE XI

                               GENERAL PROVISIONS

      11.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

           (a) IF TO NATIONS:

               NationsRent, Inc.
               450 East Las Olas Boulevard
               Ft. Lauderdale, FL  33301
               Attn: Gene Ostrow
               Telecopy: (954) 760-6565

               WITH A COPY TO:

               Akerman, Senterfitt & Eidson, P.A.
               One S.E. Third Avenue
               Miami, Florida 33131
               Attn: Stephen K. Roddenberry
               Telecopy: (305) 374-5095

           (b) IF TO THE COMPANY OR SHAREHOLDER:

               Mr. & Mrs. James E. Kelly
               20646 Windham
               Macomb Twp., MI 48044
               Telecopy:  (810) 226-9441

               WITH A COPY TO:

               Kemp, Klein, Umphrey & Endelman
               P.O. Box 4300
               Troy, MI 48098 - 4300
               Attn.: Earle E. Endelman
               Telecopy: (218) 528-5129

      Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

      11.2 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above. Except for the Nations Companies which are intended to be third party beneficiaries of this Agreement, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      11.3 EXPENSES. Except as otherwise provided herein, the Shareholder and Nations shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

      11.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

      11.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Companies or the Shareholders without the prior written consent of Nations.

      11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

      11.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

      11.8 CONSTRUCTION. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

      11.9 GOVERNING LAW; SEVERABILITY. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State. If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to an party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

      11.10 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

                         [SIGNATURES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                   NATIONSRENT, INC., a Delaware corporation


                                   By:/s/ Gene J. Ostrow
                                      ------------------------------------------
                                          Name:   Gene J. Ostrow
                                          Title:  Vice President



                                   THE J. KELLY CO., a Michigan corporation

                                   By:/s/ James E. Kelly
                                      ------------------------------------------
                                          James E. Kelly, President



                                   /s/ James E. Kelly
                                   ---------------------------------------------
                                   James E. Kelly, as Shareholder



                                   /s/ Virginia M. Kelly
                                   ---------------------------------------------
                                   Virginia M. Kelly, as Shareholder